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Exhibit 16.1


October 9, 2003


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549



Commissioners:

We have read the statements made by Olympic Cascade Financial Corporation (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated April 17, 2002. We agree with the factual statements concerning our Firm in such Form 8-K.

Notwithstanding the foregoing, based upon legal advice at the time of the merger, we do not concur that the merger of our firm into Grass & Co., CPAs, P.C., constituted a "change of accountants," as such term is defined in Item 304 of Regulation S-K, promulgated under the Securities Act of 1933, as amended, or pursuant to the rules related to Form 8-K filings.


Very truly yours,

/s/ Feldman Sherb & Co., P.C.